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                                 EXHIBIT 10(19)

                                AZZ incorporated
                     1300 South University Drive, Suite 200
                             Fort Worth, Texas 76107

                                December 18, 2001
                                                                       [CLASS C]
Mr. David H. Dingus
1113 Somerset Blvd.
Colleyville, Texas 76034

Dear Mr. Dingus:

     AZZ incorporated (the "Company") considers it essential to the best interest of its shareholders to foster the continued employment of key personnel such as yourself (sometimes referred to below as the "Executive") in the event of a change in control of the Company, whether it be on a friendly or an unfriendly basis. The Company's Board of Directors (the "Board") recognizes that the uncertainty which would result from a change in control could cause key management personnel to terminate their employment at a time that their continued employment is especially critical to the Company and its shareholders.

     In order to encourage its key management personnel to remain with the Company through a change in control and its aftermath, and in order to encourage their continued attention and dedication and to avoid the distraction that would exist in the absence of financial security, the Company is proposing that it enter into this letter agreement (the "Agreement") with you under which you will receive certain benefits in the event of a change in control, provided you continue in the employment of the Company for the period set forth below

          1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through March 1, 2002, provided, however, that commencing on March 1, 2002 and each March 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than by November 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement and provided, further, that notwithstanding any such notice (the "Notice") by the Company not to extend, if a Potential Change in Control or a Change in Control of the Company (each as hereinafter defined) shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect until the latter of (i) the end of the original or extended term; (ii) nine months beyond the date on which the Potential Change in Control occurred; (iii) twelve months beyond the date on which the Change in Control occurred; (iv) if a Change in Control occurs during the term as extended by (ii) above, twelve months beyond the date on which that Change in Control occurs; or (v) until all payments, if any, required to be made by the Company or otherwise to you under this Agreement shall have been paid in full.

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Mr. David H. Dingus
December 18, 2001
Page 2

          2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a)  Cause. A termination shall be for "Cause" if: (i) Executive is
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          convicted of a crime involving moral turpitude or a crime providing for a term of imprisonment in a federal or state penitentiary; or (ii) Executive commits any willful malfeasance or gross negligence in the discharge of duties to the Company or any of its subsidiaries, having a material adverse effect on the Company or any of its subsidiaries, their business or reputation; or (iii) Executive fails to correct within five days after written notice from the Board, any specific failure in performance of the duties of the Executive's position with the Company.

     (b)  Disability. "Disability" shall mean, to the extent permitted by law
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          and subject to the Americans with Disabilities Act or any applicable state or local counterpart, those conditions described in the definition of "disabled" or "disability" under the Company's long-term disability benefit program.

     (c)  Employee Plan. "Employee Plan" shall mean an employee benefit plan of
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          the Company or a trustee or other fiduciary holding securities for such a plan.

     (d)  Good Reason. "Good Reason" shall mean, without your express written
          -----------
          consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs A, B, E, F, G, or H, such circumstances are fully corrected within 15 days of notice, which shall be given by the Executive to the Company, of the existence of such a circumstance:

          (A) The assignment of duties to you inconsistent with your present status as President and Chief Executive Officer of the Company (or such other title or titles as you may be holding immediately prior to the Change in Control of the Company) or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Company;

          (B) A reduction by the Company in your annual base salary in effect on the date of the Change in Control of the Company;

          (C) The relocation of the Company's principal executive offices to a location outside of Tarrant County, Texas (or, if different, the metropolitan area in which such offices are located immediately prior to the change in control of the Company) or the Company's requiring you to be based anywhere other than a site less than thirty (30) miles

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Mr. David H. Dingus
December 18, 2001
Page 3

               from the site where you are now principally based except for (i) required travel on Company business to an extent substantially consistent with your present business travel obligations and (ii) proposed relocations of which you have already been informed in writing on or prior to the date of this Agreement or to which you may hereafter consent;

          (D) The failure by the Company, without your consent, to pay to you any portion of your current compensation, after the same shall have become due and payable and within seven (7) days after receipt by the Company of written notice from you specifying that such compensation is due and has not been paid;

          (E) The failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the Change in Control of the Company which is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control of the Company;

          (F) The failure of the Company to continue to provide you with benefits substantially similar to those enjoyed by you under the AZZ incorporated Employee Benefit Plan & Trust or under any of the Company's other deferred compensation plans, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of any employment contract with you or years of service with the Company in accordance with the Company's normal vacation policy for officers in effect at the time of the Change in Control of the Company;

          (G) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4 hereof; or

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Mr. David H. Dingus
December 18, 2001
Page 4

          (H) Any purported termination of your employment by the Company except because of total disability, death or for Cause.

          3. Potential Change in Control and Employment Continuation Agreement. For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to be in effect during the period during which (a) the Company has in effect an agreement, consummation of which would result in the occurrence of a Change in Control of the Company; (b) any person (including the Company) publicly announces and is pursuing an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company (but only for a period of nine months following such an announcement);
(c) any person, other than an Employee Plan, who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Common Stock then outstanding, increases his beneficial ownership of such securities by 5% or more of the Common Stock then outstanding (but only for a period of nine months following such increase); or (d) the Board has in effect a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employment of the Company until the earliest of (i) a date which is nine (9) months after the occurrence of such Potential Change in Control of the Company, (ii) the termination by you of your employment with the Company by reason of death or Disability as defined in Subsection 2(b) or (iii) the occurrence of a Change in Control of the Company in which case your obligation to the Company shall be as set forth in paragraph 4 below.

          4.   Change in Control and Employment Continuation Agreement.

     (a) No benefit shall be payable hereunder unless there shall have been a change in control of the Company. For the purpose of this Agreement, the term "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") provided, however, a change in control shall be deemed to have occurred if: (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange
          Act), directly or indirectly of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding voting securities; (B) there is a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the

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Mr. David H. Dingus
December 18, 2001
Page 5

          surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (C) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (b) You agree, subject to the terms and conditions contained in this agreement, that in the event of a Change in Control of the Company, you will remain in the employ of the Company for a period of one year from the occurrence of such Change in Control of the Company or, if shorter, until the termination of your employment by reason of (i) your total disability, (ii) death, (iii) termination by the Company for any reason other than for Cause, or (iv) voluntary termination by you for Good Reason. The period from a Change in Control to the earlier of one of the events described in the immediately preceding sentence is hereafter referred to as the "Service Term."

          5. Compensation Following Change in Control. Subject to the terms and conditions of this Agreement, during the period a Potential Change in Control is in effect and following a Change in Control of the Company you shall be entitled to the following benefits:

     (a) If you continue your service as an employee of the Company through the Service Term (i) the Company shall pay you, within 15 days after the expiration of the Service Term, a lump sum cash payment (the "Retention Bonus") in an amount equal to 2.99 times your "base amount" as that term is used in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and (ii) all options held by you for the purchase of Company shares shall fully vest and become immediately exercisable whether or not you continue in the employ of the Company after the expiration of the Service Term.

     (b) If your employment shall be terminated during a period in which a Potential Change in Control is in effect or before one year following a Change in Control as a result of (i) your death, (ii) total disability, (iii) termination by the Company for any reason, other than for Cause, or (iv) voluntarily by you for Good Reason, the Company shall, in addition to the payment provided for in Section 5(a) pay you your full base salary through the date of termination of your employment at the rate in effect at the time of your termination of employment, plus any other amounts to which you are entitled under any compensation agreement which you might have with the Company, at the time such payments are due and all options held by you for the purchase of Company shares shall fully vest and

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Mr. David H. Dingus
December 18, 2001
Page 6

          become immediately exercisable. The payment provided for in Section 5(a) shall be due within 15 days after the date of your termination.

     (c) If your employment shall be terminated before one year following a Change in Control (i) by you for any reason whatsoever other than as a result of your death, total disability or for Good Reason or (ii) by the Company for Cause, the Company shall pay you your full base salary through the date of termination of your employment at the rate in effect at the time of your termination of employment, plus any amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, but you shall not be entitled to the payment provided for in Section 5(a).

     (d) The Company shall also reimburse to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement.

     (e) You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by you as a result of employment after the Service Term by another employer or otherwise or by retirement benefits earned or paid.

          6. Successors. The Company will require any successor (either direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder following a Change in Control of the Company (except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which you become entitled to such compensation from the Company). As used in this Agreement, Company shall mean the Company as hereinbefore defined and any successor to its business or assets.

          7. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your heirs, personal representatives and assigns. If you should die while any amount would still be payable to you hereunder if you had continued to live, unless otherwise provided herein, such amount shall be paid in accordance with the terms of this Agreement to your heirs, personal representatives or assigns.

          8. Notice. Notices and other communications pursuant to this Agreement shall be deemed to have been given if in writing (i) delivered personally or by documented

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Mr. David H. Dingus
December 18, 2001
Page 7

courier or delivery service; or (ii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses specified below, or to such other persons or addresses as the party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                         If to the Executive:

                         David H. Dingus
                         1113 Somerset Blvd.
                         Colleyville, Texas 76034

                         If to AZZ incorporated:

                         AZZ incorporated
                         1300 South University Drive, Suite 200
                         Fort Worth, Texas 76107
                         Attn: Chairman of the Board

                         With a copy to:

                         Shannon, Gracey, Ratliff & Miller, L.L.P.
                         3800 Carter Burgess Tower
                         777 Main Street
                         Fort Worth, Texas 76102
                         Attn: Sam Rosen

          9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be authorized to act on the Company's behalf. No waiver by either party hereto at any time of any breach by the other party hereto of, or non-compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or other, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or to the Internal Revenue Code of 1986, as amended, shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

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Mr. David H. Dingus
December 18, 2001
Page 8

          10. Validity. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled, at the Company's expense, exclusively by arbitration in Tarrant County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid up to the end of the Service Term during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,

                                        AZZ incorporated


                                        By:_____________________________________
                                             L.C. Martin, Chairman of the Board

Agreed to this ____ day of _______________, 2002:

EXECUTIVE:


_____________________________________
David H. Dingus,
President and Chief Executive Officer